Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE	For more information contact:
Kara Grady at 404.300.1901 Kara_Grady@us.crawco.com
October 1, 2007
Crawford & Company Appoints Jeffrey T. Bowman CEO
Thomas W. Crawford to become chairman of the Board
ATLANTA—Crawford & Company’s Board of Directors announced today that Jeffrey T. Bowman has been named president and chief executive officer of Crawford & Company, effective Jan. 1, 2008. Bowman is currently chief operating officer of Crawford’s Global Property & Casualty Services unit. Thomas W. Crawford, who is currently president and CEO of Crawford & Company, will assume the role of chairman of the Board on Jan. 1, 2008, while Jesse Crawford will step down from his current role as Board chairman, and at the request of the Board, he will remain the chairman of the Executive Committee of the Board of Directors.
“Over the past three years, Tom Crawford and his management team have built a very strong foundation for continued growth,” said Jesse Crawford, chairman of the Board, Crawford & Company. “Our Board of Directors and Tom are convinced that Crawford has a bright future with Jeff at the helm. Under Jeff’s direction, Crawford will maintain its high level of quality and will continue to deliver first-class service to our clients. The Board has complete confidence in Jeff’s ability to lead the Company.”
Bowman joined Crawford in 1990 after Crawford purchased a company he partly owned. From 1991 to 1994, Bowman served as financial director for all of Crawford’s operations outside the U.S. During this time he was involved in various strategic acquisitions, and Crawford’s global coverage increased significantly. In 1995, Bowman moved from London to Crawford’s headquarters in Atlanta and was appointed vice president of International Finance. He was subsequently named vice president of International Strategic Planning of Crawford’s International Group. From 1997 to 2001, he served as regional managing director of the Americas region. In 2001, Bowman was appointed president of Crawford’s International Operations, a position he held until Dec. 31, 2005 when he became COO of Crawford’s Global Property & Casualty unit. Global Property & Casualty accounts for approximately 53 percent of Crawford’s revenue.
- more -

“I am excited about this leadership change. Jeff has provided me with excellent advice and insight over the past three years, and I’m delighted that our Board agreed with my recommendation that Jeff succeed me,” Tom Crawford said. “Jeff’s long history of success coupled with his experience, demonstrated leadership ability, and vision will be tremendous assets as he leads Crawford & Company.”
Although he will step down as CEO, Tom Crawford will continue to provide guidance to the Board, represent the Company and industry in speaking engagements, articles and interviews, client meetings, and at industry events.
“We asked Tom for a three-year commitment when he was appointed CEO in 2004. In addition to honoring that time commitment, he has benefited the Company and its associates with his keen insights, valuable experience and strong presence in our industry,” Jesse Crawford said. “His leadership and vision have greatly enhanced Crawford’s market positions and prospects for future growth and success.”
Bowman added: “In a relatively short period of time, Crawford has undertaken and accomplished many key initiatives under Tom’s direction. Those initiatives have had a very positive impact on our corporate culture and outlook for the future. Crawford will miss Tom’s day-to-day leadership, but I look forward to continuing in our new roles the tremendous positive working relationship he and I have established.”
Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management; integrated claims and medical management for workers’ compensation; legal settlement administration, including class action and warranty inspections; and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
###